Exhibit 10.1

CHINA NUTRIFRUIT GROUP LIMITED

5th Floor, Chuangye Building, Chuangye Plaza
Industrial Zone 3, Daqing Hi-Tech Industrial Development Zone
Daqing, Heilongjiang 163316
People’s Republic of China

October 19, 2010

By Hand Delivery
Wang Aijiang

Dear Mr. Wang Aijun:

The purpose of this letter agreement (the “Agreement”) is to confirm your employment arrangement with China Nutrifruit Group Limited (the “Company”), on the following terms and conditions:

1. Duties. You will be employed as the Vice President of Sales, subject to the supervision of the board of directors. Your duties will include, but not be limited to, developing and implementing the marketing strategic direction of the Company and implementing the Company’s business plan as the senior executive officer of the Company. You shall devote your entire business time, energies, attention and abilities to the business of Company unless otherwise authorized by the board of directors. During your employment by Company, you shall not engage in any activity or have any business interest which in any manner interferes with the proper performance of your duties, conflicts with the interest of Company or brings into disrepute the business reputation of Company.

2. Salary. Your salary will be at the rate of Forty Eight Thousand Renminbi (RMB48,000) per year, to be paid in monthly installments or otherwise in accordance with Company’s normal payroll practices.

3. Bonus. You shall be eligible for a bonus, which will be payable in the sole discretion of Company based upon your performance and the Company’s performance during any year of your employment with the Company.

4. Term of Employment. You will be an employee-at-will. This means that either you or Company may end your employment at any time, with or without cause, and with or without notice.

5. Vacation. You shall be entitled to twenty paid vacation days. You may not take more than 10 vacation days consecutively. Vacation days will not be carried over to future years of employment.

6. Incentive and Other Plans. You will be entitled to participate in such pension, major medical, life insurance and other plans and benefit programs as may be made available from time to time to employees of Company having responsibilities comparable to yours and under the terms of which you are eligible to participate.

7. Company Policies. You shall at all times be subject to and comply with policies, rules and procedures of Company then in effect, including without limitation with respect to hours of work, holidays, vacation and sick leave and pay, conflict of interest, improper payments, political contributions and payments to government officials.

8. Patents. You hereby assign to Company all rights to any inventions, techniques, processes, concepts, ideas, programs, source codes, formulae, research and development and marketing plans, whether or not patentable or copyrightable, made, conceived or reduced to practice by you during the course of your employment by Company.

9. Covenants. During your employment by Company and at all times thereafter, you shall not (a) disrupt, disparage, impair or interfere with the business of Company or (b) disclose to anyone else, directly or indirectly, any proprietary or business sensitive information concerning the business of Company or use, or permit or assist, by acquiescence or otherwise, anyone else to use, directly or indirectly, any such information. Such information shall include all information to the extent not generally known to the public which, if released to unauthorized persons, could be detrimental to the reputation or business interests of Company or parties with which Company contracts or which would permit such person to benefit improperly.

10. Company Property. Upon termination of your employment for any reason, you shall promptly deliver to Company all property belonging to Company and shall not retain any copies of any correspondence, reports, lists or other documents relating in any way to the affairs of Company or its clients.

11. Non-Solicitation. During the term of your employment by Company and for a period of two (2) years following the termination of your employment, whether voluntary or involuntary, you shall not, directly or indirectly:

(a) solicit customers or business patronage which results in competition with the business of Company or any of its affiliates, or

(b) approach or attempt to induce any person who is then in the employ of Company to leave the employ of Company or employ or attempt to employ any person who was in the employ of Company at any time during the prior twelve months.

12. Non-Competition. In addition, and not in lieu of, any other agreements of Employee not to compete with, solicit employees or customers of, or solicit others having a relationship with, Company, Employee agrees that for two (2) years after the termination of Employee’s employment with Company (the “Non-Competition Period”): Employee shall not, directly or indirectly, engage in, or have any interest in, any person, firm, corporation, undertaking or business (whether as an executive, officer, director, employee, agent, security holder, consultant, investor or similar position) that engages in a fruit processing business.

Notwithstanding the above, the Employee may own, as an investor, holdings as part of a portfolio investment through mutual funds or other funds pooling investments in different corporations (the stock of which is publicly traded) some of which may be engaging in a Competitive Business, in each case when any and all the investment and voting decisions with respect to such voting stock are made by an unaffiliated third party fund manager; and

The Employee may serve as a shareholder, director, employee or officer of any entity that is not engaged in a Competitive Business.

13. Notices. All notices hereunder shall be to the parties’ addresses set forth above for the Company and on the Signature Page for you, in writing and given by registered or certified mail, return receipt requested, postage and registration fees prepaid, and shall be deemed given when so mailed. The addresses set forth herein may be changed by notice given in the manner set forth in this Section.

14. Miscellaneous. This Agreement (a) shall be governed by, and construed in accordance with, the laws of the British Virgin Islands, without regard for the conflict of laws principles thereof, (b) shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective heirs, legal representatives and assigns, (c) may not be changed orally but only by an agreement in writing signed by the party against whom any waiver, change, amendment, notification or discharge is sought, and (d) contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, oral or written, between the parties hereto. The invalidity of all or any part of any section of this Agreement shall not render invalid the remainder of this Agreement. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Very truly yours,

China Nutrifruit Group Limited

By:
Name: Yu Changjun
Title: Chairman & CEO

ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN:

Wang Aijun